HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                         617-526-6000 (bullet) fax 617-526-5000

                                October 30, 1997

Standish, Ayer & Wood Investment Trust
One Financial Center
Boston, Massachusetts  02111

Ladies and Gentlemen:

         Standish, Ayer & Wood Investment Trust (the "Trust") is a Massachusetts business trust created under a written Declaration of Trust dated August 13, 1986, and executed and delivered in Boston, Massachusetts on that date, as amended from time to time (as so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $.01 par value per share.

         The Trustees of the Trust have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant Article VI, Section 6.1(a) of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to establish and designate one or more separate, distinct and independent funds, and to authorize a separate series of shares for each such fund, as they deem necessary or desirable. Pursuant to Article VI, Section 6.1(d) of the Declaration of Trust, the Trustees may issue shares of any series for such consideration, including property, on such terms as they may determine (or for no consideration if pursuant to a share dividend or split up), all without action or approval of the Shareholders.

         Pursuant to Article VI, Section 6.1(b) of the Declaration of Trust, the Trustees have established twenty-two separate series of shares designated "Standish Fixed Income Fund", "Standish Securitized Fund", "Standish Short-Term Asset Reserve Fund", "Standish Small Capitalization Equity Fund", "Standish International Equity Fund", "Standish International Fixed Income Fund", "Standish Emerging Markets Fund", "Standish Massachusetts Intermediate Tax Exempt Bond Fund", "Standish Intermediate Tax Exempt Bond Fund", "Standish Equity Fund", "Standish Global Fixed Income Fund" "Standish Controlled Maturity Fund", "Standish Fixed Income


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Standish, Ayer & Wood Investment Trust
October 30, 1997
Page 2

Fund II", "Standish Small Cap Tax-Sensitive Equity Fund," "Standish Tax-Sensitive Equity Fund", "Standish Fixed Income Asset Fund", "Standish Global Fixed Income Asset Fund", "Standish Equity Asset Fund", "Standish Small Capitalization Equity Asset Fund", "Standish Small Capitalization Equity Fund II", "Standish Diversified Income Fund" and "Standish Diversified Income Asset Fund".

         We have examined the Declaration of Trust, the By-laws, as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals or copies certified or otherwise identified to our satisfaction, of such documents, Trust records and other instruments. In our examination of such documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

         For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

         Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and provides that the Trustees of the Trust shall use their best efforts to ensure that every note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Trust shall recite to the effect that the same was executed or made by or on behalf of the Trust or by them as Trustees or officers, and not individually and that the obligations of such instrument are not binding upon any of them or the shareholders personally, but are binding only upon the Trust property or the assets of the particular series in question, as the case may be. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder charged or held to be personally liable for any obligation or liability of the Trust; provided, however, no Trust property may be used to indemnify any shareholder of any series of the Trust other than Trust property allocated or belonging to that series.


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Standish, Ayer & Wood Investment Trust
October 30, 1997
Page 3

         We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for, among other things, cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration thereof in accordance with terms described in the Trust's Declaration of Trust and registration statement, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

         We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to the Trust's registration statement on Form N-1A and with state securities commissions in which shares of beneficial interest of the Trust are qualified. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.


                                        Very truly yours,


                                        /s/ Hale and Dorr LLP


                                        Hale and Dorr LLP